FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Variable Insurance Products IV

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
6	VIP TECHNOLOGY PORTFOLIO	18-Aug-04	24-Aug-04	Google Inc	19,605,050	$1,666,429,250	$85.00	4,600	$391,000	MORGAN STANLEY AND CO INC	CFSB
1	VIP CONSUMER INDUSTRIES	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	400	$34,000	MORGAN STANLEY AND CO INC	CFSB
10	VIP VALUE LEADERS PORTFOLIO	30-Apr-04	5-May-04	Intersections Inc.	6,250,000	$106,250,000	$17.00	100	$1,700	DEUTSCHE BANK SECURITIES INC	Lazard Freres & Co LLC	Stephens Inc	Suntrust Robinson-Humphrey